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                                                                    Exhibit 23.1


Consent of Independent Auditors



The Board of Directors
U.S. Interactive, Inc.:

We consent to the use of our report dated May 7, 1999, relating to the consolidated balance sheets of U.S. Interactive, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, incorporated by reference in this registration statement on Form S-8, which report is included in the registration statement on Form S-1 dated August 9, 1999 of U.S. Interactive, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 28, 1999